UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 17, 2010

NATHAN'S FAMOUS, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-3189	11-3166443
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

One Jericho Plaza, Jericho, New York	11753
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(516) 338-8500

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On December 17, 2010, Nathan’s Famous, Inc. issued a press release regarding a court ruling received in connection with its pending litigation against its licensee, SMG, Inc., in the Circuit Court of Cook County, Illinois.

As previously reported, Nathan’s has been engaged in litigation with SMG regarding the License Agreement between them.  The main issue in the case is whether Nathan’s is entitled to terminate the License Agreement early.  On December 17, 2010, the Court ruled that Nathan’s is not entitled to do so.  The License Agreement is scheduled to terminate on March 1, 2014.

The other issue in the litigation relates to claims made by SMG regarding the manner in which Nathan’s profited from the sale of its proprietary seasonings to SMG.  As previously reported, the Court granted SMG’s motion for summary judgment on this issue on October 13, 2010.  At that time, Nathan’s announced that it estimated the damages relating to the seasoning claim to be between $2.9 Million and $6 Million, and that because it was unable to determine the actual amount of damages until the hearing on damages occurred, Nathan’s recorded a litigation accrual in the amount of $2.9 Million before tax as part of its results for its second quarter ended September 26, 2010.  Based on today’s ruling by the Court, Nathan’s estimates the amount of seasoning damages will be approximately $4.9 Million before tax.  Accordingly, Nathan’s expects to record an additional litigation accrual of approximately $2 Million in its third quarter ending December 26, 2010.

Although the Court issued its ruling on December 17, 2010, Nathan’s does not expect final judgment to be entered by the Court until January 19, 2011.

Nathan’s is currently evaluating its legal alternatives, including an appeal of the Court’s ruling.

Nathan’s has issued a press release with respect to the foregoing. A copy of the press release is filed as Exhibit 99.1 hereto.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibits are filed herewith:

Exhibit No.	Description

99.1	Press release dated December 17, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATHAN'S FAMOUS, INC.

By:	/s/ Ronald G DeVos
Ronald DeVos
Vice-President Finance
and Chief Financial Officer
(Principal Financial and Accounting Officer)

Dated:  December 17, 2010